Exhibit 21.1

List of Subsidiaries

The Company has the following subsidiaries:

•	Goodwill Rich International Limited, a Hong Kong company
•	Dalian Fusheng Consulting Co. Ltd., a PRC company
•	Rongcheng Zhuoda Trading Company, Ltd. (located in Rongcheng City, Shandong Province, and established in September 2009 under the laws of the PRC).
•	Shanghai Fusheng Petrochemical Company, Ltd.
•	Rongcheng Mashan Xingyuan Ltd.
•	Suzhou Fusheng Petrochemical Company, Ltd. (located in Suzhou City, Jiangsu Province, and established in December 2011 under the laws of the PRC).
•	Donggang Xingyuan Marine Fuel Company, Ltd. located in Dandong City, Liaoning Province, and established in April 2008 under the laws of the PRC).
•	Tianjin Hailong Petrochemical Company, Ltd. (located in Tianjin City, and established in April 2010 under the laws of the PRC).
•	Shandong Xifa Petrochemical Company, Ltd. (located in Zibo City, Shandong Province, and established in November 2010 under the laws of the PRC).
•	Dalian Xifa Petrochemical Company, Ltd. (located in Dalian City, Liaoning Province, and established in June 2010 under the laws of the PRC).
•	Wujiang Xinlang Petrochemical Company, Ltd. (located in Wujiang City, Jiangsu Province, and established in April 1998 under the laws of the PRC).
•	Dalian Xingyuan Marine Bunker Company, Ltd.
•	Xiangshan Yongshi Nanlian Petrol Company, Ltd. (located in Xiangshan City, Zhengjiang Province, and established in May 1997 under the laws of the PRC).
•	Rongcheng Xinfa Petrol Company, Ltd. (located in Rongcheng City, Shandong Province, and established in September 2007 under the laws of the PRC).